                                  EXHIBIT 99.1

                        CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report

Board of Directors of
Fidelity Bankshares, Inc.:

We have audited the accompanying consolidated statements of financial position of Fidelity Bankshares, Inc. and subsidiaries, (collectively the "Company"), as of December 31, 1999 and 2000, and the related consolidated statements of operations (included elsewhere herein), comprehensive operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fidelity Bankshares, Inc. and subsidiaries as of December 31, 1999 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP
Certified Public Accountants

West Palm Beach, FL
February 9, 2001

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AT DECEMBER 31, 1999 AND 2000
--------------------------------------------------------------------------------

                                                                                                1999             2000
                                                                                          =================================
ASSETS                                                                                    (In Thousands, except share data)
CASH AND CASH EQUIVALENTS:
     Cash and amounts due from depository institutions ................................     $    41,736      $    43,986
     Interest-bearing deposits ........................................................          19,065           56,323
                                                                                            -----------      -----------
         Total cash and cash equivalents ..............................................          60,801          100,309
                                                                                            -----------      -----------
ASSETS AVAILABLE FOR SALE (At Fair Value):
     Municipal bonds and government and agency securities .............................          29,059           34,122
     Mortgage-backed securities .......................................................         336,212          283,993
     Corporate debt securities ........................................................          38,959           38,230
                                                                                            -----------      -----------
         Total assets available for sale ..............................................         404,230          356,345
LOANS RECEIVABLE, Net of allowance for loan losses - 1999 $3,609
     2000 $4,905 ......................................................................       1,164,421        1,361,232
OFFICE PROPERTIES AND EQUIPMENT .......................................................          44,982           53,969
FEDERAL HOME LOAN BANK STOCK, At cost .................................................          13,354           14,718
REAL ESTATE OWNED, Net ................................................................             775               27
ACCRUED INTEREST RECEIVABLE ...........................................................           8,330           10,244
DEFERRED INCOME TAX ASSET .............................................................           4,924            5,454
OTHER ASSETS ..........................................................................          17,116           20,599
                                                                                            -----------      -----------
TOTAL ASSETS ..........................................................................     $ 1,718,933      $ 1,922,897
                                                                                            ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
DEPOSITS ..............................................................................     $ 1,321,510      $ 1,497,818
OTHER BORROWED FUNDS ..................................................................          14,656            6,890
ADVANCES FROM FEDERAL HOME LOAN BANK ..................................................         247,073          274,365
ADVANCES BY BORROWERS FOR TAXES AND INSURANCE .........................................           4,010            3,493
DRAFTS PAYABLE ........................................................................           6,533            4,335
GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S
     DEBENTURES .......................................................................          28,750           28,750
OTHER LIABILITIES .....................................................................          13,097           15,595
                                                                                            -----------      -----------
     TOTAL LIABILITIES ................................................................       1,635,629        1,831,246
                                                                                            ===========      ===========

COMMITMENTS AND CONTINGENCIES (Note 16)

STOCKHOLDERS' EQUITY:
PREFERRED STOCK, 2,000,000 shares authorized, none issued .............................              --               --
COMMON STOCK ($.10 par value) 8,200,000 authorized shares:
     outstanding 6,834,463 and 6,851,084 at December 31, 1999 and 2000, respectively ..             683              685

ADDITIONAL PAID IN CAPITAL ............................................................          40,937           41,101
RETAINED EARNINGS - substantially restricted ..........................................          57,343           62,925
TREASURY STOCK - at cost
     488,806 and 478,957 shares at December 31, 1999 and 2000, respectively ...........          (9,232)          (9,041)
COMMON STOCK PURCHASED BY:
     Employee stock ownership plan ....................................................            (329)              --
ACCUMULATED OTHER COMPREHENSIVE LOSS
     (Net of applicable income taxes) .................................................          (6,098)          (4,019)
                                                                                            -----------      -----------
     TOTAL STOCKHOLDERS' EQUITY .......................................................          83,304           91,651
                                                                                            -----------      -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ............................................     $ 1,718,933      $ 1,922,897
                                                                                            ===========      ===========

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
--------------------------------------------------------------------------------

                                                                               1998         1999         2000
                                                                             ===================================
                                                                                       (In Thousands)
Net Income .............................................................     $ 7,412      $ 9,114      $  8,521
Other comprehensive income, net of tax:
     Unrealized gains (losses) on assets available for sale:
         Unrealized holding gains (losses) arising during period .......        (910)      (5,689)        2,204
         Reclassification adjustment for gains realized in net income ..        (813)         (91)         (125)
                                                                             -------      -------      --------
               Subtotal ................................................      (1,723)      (5,780)        2,079
                                                                             -------      -------      --------

Comprehensive income ...................................................     $ 5,689      $ 3,334      $ 10,600
                                                                             =======      =======      ========

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
--------------------------------------------------------------------------------

                                                                                                            Accumulated
                                                                        Retained                  Employee     Other
                                                          Additional    Earnings-                  Stock    Comprehen-
                                                 Common    Paid In    Substantially  Treasury    Ownership  sive Income
                                                  Stock    Capital      Restricted     Stock        Plan       (Loss)        Total
                                                 ===================================================================================
                                                                                  (In Thousands)
Balance - December 31, 1997 ..................... $678    $ 38,347       $ 47,943     $    --      $(986)     $ 1,405      $ 87,387
Net Income for the year ended
      December 31, 1998 .........................   --          --          7,412          --         --           --         7,412
Stock Options exercised .........................    2         323             --          --         --           --           325
Common Stock retired ............................   --        (115)            --          --         --           --          (115)
Purchase of treasury stock ......................   --          --             --      (5,752)        --           --        (5,752)
Reclassification of common stock held
      by SMPIAP and related obligation ..........   --       1,506             --      (1,506)        --           --            --
Recognition of unrealized decrease in fair
      value of assets available for sale, net of
      income taxes ..............................   --          --             --          --         --       (1,723)       (1,723)
Amortization of deferred compensation -
      Employee Stock Ownership Plan and
      Recognition and Retention Plan ............   --         474             --          --        328           --           802
Cash dividends declared  ($ 0.95 per share) .....   --          --         (3,337)         --         --           --        (3,337)
                                                 -----------------------------------------------------------------------------------
Balance - December 31, 1998 .....................  680      40,535         52,018      (7,258)      (658)        (318)       84,999
Net Income for the year ended
      December 31, 1999 .........................   --          --          9,114          --         --           --         9,114
Stock Options exercised .........................    3         190             --          --         --           --           193
Common Stock retired ............................   --         (22)            --          --         --           --           (22)
Purchase of treasury stock ......................   --          --             --      (1,906)        --           --        (1,906)
Reclassification of common stock held
      by SMPIAP and related obligation ..........   --          68             --         (68)        --           --            --
Recognition of unrealized decrease in fair
      value of assets available for sale, net of
      income taxes ..............................   --          --             --          --         --       (5,780)       (5,780)
Amortization of deferred compensation -
      Employee Stock Ownership Plan .............   --         166             --          --        329           --           495
Cash dividends declared ($ 1.00 per share) ......   --          --         (3,789)         --         --           --        (3,789)
                                                 -----------------------------------------------------------------------------------
Balance - December 31, 1999 .....................  683      40,937         57,343      (9,232)      (329)      (6,098)       83,304
Net Income for the year ended
      December 31, 2000 .........................   --          --          8,521          --         --           --         8,521
Stock Options exercised .........................    2         167             --          --         --           --           169
Reclassification of common stock held
      by SMPIAP and related obligation ..........   --        (191)            --         191         --           --            --
Recognition of unrealized decrease in fair
      value of assets available for sale, net of
      income taxes ..............................   --          --             --          --         --        2,079         2,079
Amortization of deferred compensation -
      Employee Stock Ownership Plan .............   --         188             --          --        329           --           517
Cash dividends declared ($ 1.00 per share) ......   --          --         (2,939)         --         --           --        (2,939)
                                                 -----------------------------------------------------------------------------------
Balance - December 31, 2000 ..................... $685    $ 41,101       $ 62,925     $(9,041)     $  --      $(4,019)     $ 91,651
                                                 ===================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
--------------------------------------------------------------------------------

                                                                                              1998           1999           2000
                                                                                         ========================================
                                                                                                     (In Thousands)
CASH FLOWS FROM (FOR) OPERATING ACTIVITIES:
Net Income .........................................................................     $   7,412      $   9,114      $   8,521
Adjustments to reconcile net income to net cash provided by
    operating activities:
    Depreciation ...................................................................         1,796          2,301          2,962
    ESOP compensation expense ......................................................           803            487            526
    Accretion of discounts, amortization of premiums and goodwill, and other
    deferred yield items ...........................................................         1,405          1,558         (1,644)
    Provision for loan losses ......................................................            77            463          1,328
    Provisions for losses and net (gains) losses on sales of real estate owned .....           (48)          (230)          (169)
    Gain on securities received from insurance carriers demutualization ............            --             --         (2,503)
    Net (gain) loss on sale of:
            Loans ..................................................................        (1,147)          (274)           (49)
            Corporate debt and equity securities ...................................          (109)            (5)        (1,183)
            Municipal bonds and government and agency securities ...................            --             --             (6)
            Mortgage-backed securities .............................................        (1,246)          (141)          (203)
            Office properties and equipment ........................................            43         (5,053)            77
Increase in accrued interest receivable ............................................        (1,145)          (780)        (1,914)
Increase in other assets ...........................................................        (1,654)        (2,942)        (3,575)
Increase (decrease) in drafts payable ..............................................         4,256         (3,072)        (2,198)
Increase (decrease) in deferred income taxes .......................................           673            (41)        (1,698)
Increase in other liabilities ......................................................           566          2,918          2,510
                                                                                         ---------      ---------      ---------
            Net cash provided by operating activities ..............................        11,682          4,303            782
                                                                                         ---------      ---------      ---------
CASH FLOW FROM (FOR) INVESTING ACTIVITIES:
Loan originations and principal payments on loans ..................................      (125,997)      (175,275)      (192,191)
Principal payments received on mortgage-backed securities ..........................       125,105         89,810         37,634
Purchases of:
    Loans ..........................................................................       (45,157)       (28,401)       (27,164)
    Mortgage-backed securities .....................................................      (310,581)       (57,285)            --
    Corporate debt securities ......................................................       (55,343)            --             --
    Federal Home Loan Bank stock ...................................................        (5,347)          (687)        (4,638)
    Municipal bonds and government and agency securities ...........................        (4,974)       (40,837)       (64,406)
    Office properties and equipment ................................................       (18,277)       (11,335)       (12,726)
Proceeds from sales of:
    Loans ..........................................................................        54,850         16,006         22,949
    Federal Home Loan Bank stock ...................................................         1,271          2,991          3,274
    Corporate debt and equity securities ...........................................         9,843          4,958          3,686
    Real estate acquired in settlement of loans and held for investment ............         1,470          2,127            894
    Mortgage-backed securities available for sale ..................................        27,290         10,054         17,599
    Office properties and equipment ................................................            --          6,675            500
Proceeds from maturities of municipal bonds and government and agency securities ...         2,660         29,890         60,500
Other ..............................................................................         1,465           (115)           273
                                                                                         ---------      ---------      ---------
            Net cash used for investing activities .................................      (341,722)      (151,424)      (153,816)
                                                                                         ---------      ---------      ---------
CASH FLOW FROM (FOR) FINANCING ACTIVITIES:
Gross proceeds from the sale of common stock .......................................            79            274            152
Purchase of treasury stock .........................................................        (5,752)        (1,906)            --
Sale of subordinated debentures, net ...............................................        27,277             --             --
Cash dividends paid ................................................................        (3,316)        (3,773)        (2,927)
Net increase (decrease) in:
    NOW accounts, demand deposits and savings accounts .............................        58,568        109,143        157,939
    Certificates of deposit ........................................................       189,838         91,621         18,369
    Advances from Federal Home Loan Bank ...........................................        64,049        (56,067)        27,292
    Other borrowed funds ...........................................................         3,201          7,675         (7,766)
    Advances by borrowers for taxes and insurance ..................................           298            929           (517)
                                                                                         ---------      ---------      ---------
            Net cash provided by financing activities ..............................       334,242        147,896        192,542
                                                                                         ---------      ---------      ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS ..........................................         4,202            775         39,508
CASH AND CASH EQUIVALENTS, Beginning of year .......................................        55,824         60,026         60,801
                                                                                         ---------      ---------      ---------
CASH AND CASH EQUIVALENTS, End of year .............................................     $  60,026      $  60,801      $ 100,309
                                                                                         =========      =========      =========

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fidelity Bankshares, Inc. (the "Company") became the parent of Fidelity Federal Bank & Trust (the "Bank") on January 29, 1997, as a result of a tax-free reorganization, accounted for in the same manner as a pooling of interests merger. Consequently, the Bank is now a wholly-owned subsidiary of the Company.

The Bank's lending markets are primarily concentrated in Palm Beach, Martin and St. Lucie counties in Southeast Florida.

The accounting and reporting policies of the Company and its subsidiary conform, in all material respects, to generally accepted accounting principles. The following summarizes the more significant of these policies:

Principles of Consolidation - The consolidated financial statements include the accounts of the Company, Fidelity Capital Trust I, the Bank and the Bank's wholly-owned subsidiaries, Fidelity Realty and Appraisal Services, Inc. ("FRAS") and Florida Consolidated Agency, Inc. ("Fidelity Insurance"). All significant intercompany balances and transactions have been eliminated. Neither the Bank nor its subsidiaries are or have been involved in any joint ventures during any periods presented.

FRAS, principally, performs appraisals for and sells real estate owned by the Bank. Fidelity Insurance, an insurance agency, sells a full line of insurance products.

Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents - For presentation purposes in both the consolidated statements of financial position and the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Securities - Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Interest Rate Risk - The Bank is engaged principally in providing first mortgage loans (both adjustable rate and fixed rate mortgage loans) to individuals (See
Note 5 for the composition of the mortgage loan portfolio). Mortgage loans and investment securities are funded primarily with short-term liabilities which have interest rates that vary with market rates over time. Net interest income and the market value of net interest-earning assets will fluctuate based on changes in interest rates and changes in the levels of interest-sensitive assets and liabilities. The actual duration of interest-earning assets and interest-bearing liabilities may differ significantly from the stated duration as a result of prepayment, early withdrawals, and similar factors.

Allowance for Loan Losses - The Company maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is charged against current period operating results and decreased by the amount of charge-offs, net of recoveries. The Company's methodology for assessing the appropriateness of the allowance consists of several key elements, which include a formula allowance and specific allowances.

The formula allowance is calculated by applying loss factors to outstanding loans based on an internal risk grade of such loans or pools of loans. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based primarily on the Company's historical loss experience and may be adjusted for other significant factors that, in management's judgement, affect the collectibility of the portfolio as of the evaluation date.

Pooled loan loss factors (not individually graded loans) are derived from a model that tracks five years of historical loss experience. Pooled loans are loans that are homogeneous in nature, such as consumer installment and residential mortgage loans.

Specific allowances are established in cases where management has identified significant conditions or circumstances related to a loan that management believes indicate the probability that a loss has been incurred in excess of the amount determined by the application of the formula allowance.

The allowance also incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans. A loan is considered impaired when management determines that it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Impairment is measured by the difference between the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and unamortized premium or discount) and the estimated present value of total expected future cash flows, discounted at the loan's effective rate, or the fair value of the collateral, if the loan is collateral dependent. Impairment is recognized by adjusting an allocation of the existing allowance for loan losses.

Uncollected Interest - The Bank reverses all accrued interest against interest income when a loan is more than 90 days delinquent and ceases accruing interest thereafter. Such interest ultimately collected is credited to income in the period of recovery.

Real Estate Owned - Properties acquired through foreclosure, or a deed in lieu of foreclosure are carried at the lower of fair value less estimated costs to sell, or cost. If the fair value less the estimated cost to sell an individual property declines below the cost of such property, a provision for losses is charged to operations.

Subsequent costs relating to the improvement of property are capitalized in amounts not to exceed the property's fair value. Costs relating to holding the property are charged to expense when incurred.

The amounts the Bank could ultimately recover from property acquired by foreclosure or deed in lieu of foreclosure, could differ materially from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond the Bank's control or changes in the Bank's strategy for recovering its investment.

Office Properties and Equipment - Office properties and equipment are carried at cost less accumulated depreciation. Land is carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from three to fifty years for buildings and improvements and three to ten years for furniture and equipment.

Goodwill and Core Deposit Intangibles - Core deposit intangibles resulting from the acquisition of deposits from the Resolution Trust Corporation ("RTC") is being amortized on a straight-line basis over five years. Goodwill resulting from the acquisition of BankBoynton in 1997 is being amortized on a straight-line basis over fifteen years, while goodwill arising for the acquisition of Dunn & Noel in 1999, which became Fidelity Insurance, is being amortized on a straight-line basis over ten years. The balance of goodwill and core deposit intangibles included in other assets at December 31, 1999 and 2000 was $ 2,758,000 and $ 2,504,000, respectively.

Long-Lived Assets - Long-lived assets to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flows analysis of assets at the lower level for which identifiable cash flows exist. If an impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the estimated value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, fair value is based on an estimate of discounted cash flow analysis.

Drafts Payable - Drafts payable represent checks drawn by the Bank on a third party payer, for savings account withdrawals and payment of the Bank's expenses. Under the agreement between the Bank and its third party payer, the Bank funds the checks written on the day following their issuance.

Loan Origination Fees and Costs - Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Deferred loan fees and costs are amortized to income over the contractual life of the loans using the interest method.

Unearned discounts on consumer loans are amortized to income using the interest method.

Commitment Fees - Non-refundable fees received for commitments to make or purchase loans in the future, net of direct costs of underwriting the commitments, are deferred and, if the commitment is exercised, recognized over the life of the loan as an adjustment of yield. If the commitment expires unexercised, income is recognized upon expiration of the commitment. Direct loan origination costs incurred to make a commitment to originate a loan are offset against any related commitment fee and the net amount recognized.

Pension and Retirement Plans - Benefits are accounted for in accordance with SFAS No. 87, entitled "Employers' Accounting for Pensions." Net periodic pension costs (income) are actuarially determined.

Income Taxes - The Company and its subsidiaries file consolidated federal and state income tax returns (See Note 12).

Deferred income taxes are provided on items recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes.

Earnings Per Common Share - Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period less the weighted average unallocated ESOP shares of common stock.

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.

Impact of New Accounting Issues - In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities, (as, subsequently amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities)," which establishes accounting and reporting standards for derivative instruments and for hedging activities. The Statement requires that an entity recognize all derivatives (including certain derivative instruments embedded in other contracts) as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. Entities may reclassify securities from the held-to-maturity category to the available-for-sale category at the time adopting SFAS No. 133. In June of 1999, FASB issued SFAS No. 137 "Deferral of the Effective Date of FASB Statement No. 133," which makes SFAS 133 effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and, accordingly, would apply to the Company beginning on January 1, 2001. The Company plans to adopt the standard at that time and does not presently intend to reclassify securities between categories. Management does not believe that the Company is a party to any transactions involving derivatives as defined by SFAS No. 133.

In September 2000, the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces the accounting and reporting standards of SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a financial-components approach that focuses on control. The statement also requires reclassification of financial assets pledged as collateral in the statement of financial position separately from other assets not so encumbered or disclosure of such assets in footnotes to the financial statements based on certain criteria. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company does not expect adoption of this standard to have a material effect on the Company's consolidated financial statements.

Reclassifications - Certain amounts in the consolidated financial statements have been reclassified to be consistent with the current year's presentation.

2.    MUNICIPAL BONDS AND GOVERNMENT AND AGENCY SECURITIES AVAILABLE FOR SALE

Securities available for sale are summarized as follows:

                                                          ===============================================
                                                                         Gross        Gross     Estimated
                                                          Amortized    Unrealized   Unrealized     Fair
                                                             Cost        Gains        Losses      Value
                                                          ===============================================
                                                                      (Dollars in Thousands)
December 31, 1999:
     Municipal Bonds .................................     $ 2,786      $   --       $   44      $ 2,742
     United States Government and agency securities ..      26,832          --          515       26,317
                                                           -------      ------       ------      -------
     Total ...........................................     $29,618      $   --       $  559      $29,059
                                                           =======      ======       ======      =======
     Weighted average interest rate ..................        5.94%
                                                           =======

December 31, 2000
     Municipal Bonds .................................     $ 2,118      $   --       $   16      $ 2,102
     United States Government and agency securities ..      32,115          27          122       32,020
                                                           -------      ------       ------      -------
     Total ...........................................     $34,233      $   27       $  138      $34,122
                                                           =======      ======       ======      =======
     Weighted average interest rate ..................        6.32%
                                                           =======

The following table sets forth the contractual maturity of the Bank's securities available for sale at December 31, 1999 and 2000.

                                                                 December 31, 1999                  December 31, 2000
                                                             ------------------------------------------------------------
                                                              Amortized       Estimated          Amortized      Estimated
                                                                Cost         Fair Value            Cost        Fair Value
                                                             ============================================================
                                                                                      (In Thousands)
Due in one year or less.............................          $  2,666         $ 2,665          $  2,781        $  2,765
Due in one year to five years.......................            26,952          26,394            21,102          20,986
Due five years to ten years.........................                --              --            10,350          10,371
                                                              --------         -------          --------        --------
     Total..........................................          $ 29,618         $29,059          $ 34,233        $ 34,122
                                                              ========         =======          ========        ========

The Bank had total Government and Agency securities available for sale pledged at December 31, 1999 and 2000 of $ 19.0 million and $ 31.2 million, respectively. Of the $ 31.2 million of securities pledged at December 31, 2000, $ 12.6 million was pledged for customer accounts that exceeded $ 300,000, $ 1.5 million was pledged as collateral for Treasury Tax and Loan ("TT&L") accounts held for the benefit of the federal government, $ 1.1 million was pledged as collateral for trust accounts and $ 16.0 million was pledged as collateral for other borrowed funds.

There were no sales of government and agency securities during the years ended December 31, 1999 and 2000.

3.    MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Mortgage-backed securities available for sale at December 31, 1999 and 2000 are summarized as follows:

                                         -----------------------------------------------------------------------------
                                                                  Gross                 Gross                Estimated
                                         Amortized             Unrealized             Unrealized                Fair
                                            Cost                  Gains                 Losses                 Value
                                         =============================================================================
                                                                         (In Thousands)
December 31, 1999:
   FHLMC-fixed rate.................     $  44,540              $      15              $  1,252             $  43,303
   FNMA-fixed rate..................        52,312                      8                 1,542                50,778
   GNMA-fixed rate..................        14,371                      -                   486                13,885
   FHLMC CMO-fixed rate.............        70,522                      -                 3,081                67,441
   FHLMC-adjustable rate............         4,147                      2                    35                 4,114
   FNMA-adjustable rate.............         4,565                      -                   105                 4,460
   GNMA-adjustable rate.............        11,187                      -                   104                11,083
   FNMA CMO-adjustable rate.........        35,083                      -                 1,261                33,822
   FHLMC CMO-adjustable rate........        69,167                    776                   340                69,603
   FHLMC CMO-fixed rate.............        37,636                    319                   232                37,723
                                         ---------              ---------              --------             ---------
      Total.........................     $ 343,530              $   1,120              $  8,438             $ 336,212
                                         =========              =========              ========             =========

December 31, 2000:
   FHLMC-fixed rate.................     $  37,353              $      24              $    310             $  37,067
   FNMA-fixed rate..................        45,939                     42                   151                45,830
   GNMA-fixed rate..................        11,927                      -                   100                11,827
   FHLMC CMO-fixed rate.............        61,004                     93                 1,800                59,297
   FHLMC-adjustable rate............         3,417                     23                    15                 3,425
   FNMA-adjustable rate.............         4,026                      -                    68                 3,958
   FNMA CMO-fixed rate..............        25,187                      -                   585                24,602
   FHLMC CMO-adjustable rate........        74,478                    198                 1,036                73,640
   FNMA CMO-adjustable rate.........        24,628                     18                   299                24,347
                                         ---------              ---------              --------             ---------
      Total.........................     $ 287,959              $     398              $  4,364             $ 283,993
                                         =========              =========              ========             =========

There were $ 26.0 million in sales of mortgage-backed securities classified as available for sale during the year ended December 31, 1998 resulting in proceeds of $ 27.3 million, gross realized gains of $ 1.2 million and no gross realized losses. There were $ 9.9 million in sales of mortgage-backed securities classified as available for sale during the year ended December 31, 1999 resulting in proceeds of $ 10.0 million, gross realized gains of $ 142,000 and gross realized losses of $ 2,000. There were $ 17.4 million in sales of mortgage-backed securities classified as available for sale during the year ended December 31, 2000, resulting in proceeds of $ 17.6 million, gross realized gains of $ 203,000 and no gross realized losses.

The Bank had total mortgage-backed securities available for sale pledged at December 31, 1999 and 2000 of $ 108.3 million and $ 63.3 million, respectively. Of the $ 63.3 million of securities pledged at December 31, 2000, $ 1.9 million was pledged for customer accounts that exceeded $ 300,000, $ 30.0 million was pledged to the State of Florida as collateral for certificates of deposit and $
31.4 million was pledged as collateral for other borrowed funds.

4.    CORPORATE DEBT AND EQUITY SECURITIES AVAILABLE FOR SALE

Investment grade, adjustable rate and trust preferred securities of other financial institutions at December 31, 1999 and 2000 are summarized as follows:

                                                             -------------------------------------------------------------
                                                                                 Gross            Gross         Estimated
                                                             Amortized        Unrealized       Unrealized          Fair
                                                                Cost             Gains           Losses           Value
                                                             =============================================================
                                                                                 (Dollars in Thousands)
December 31, 1999
     Total..........................................          $ 40,741          $      -        $   1,782       $  38,959
                                                              ========          =======         =========       =========
     Weighted average interest rate.................              6.83%
                                                              ========
                                                             -------------------------------------------------------------
                                                                                 Gross            Gross         Estimated
                                                             Amortized        Unrealized       Unrealized          Fair
                                                                Cost             Gains           Losses           Value
                                                             =============================================================
                                                                                 (Dollars in Thousands)
December 31, 2000
     Total..........................................          $ 40,742          $      -        $   2,512       $  38,230
                                                              ========          =======         =========       =========
     Weighted average interest rate.................              7.37%
                                                              ========

All of the corporate debt securities available for sale contractually mature in the years 2027 or 2028. The Bank held no investment in corporate equity securities at December 31, 1999 and 2000.

During 1998 there were $ 9.7 million in sales of corporate debt securities classified as available for sale resulting in gross proceeds of $ 9.8 million, gross realized gains of $ 109,000 and no gross realized losses. During 1998 there were no sales of corporate equity securities.

During 1999 there were $ 5.0 million in sales of corporate debt securities classified as available for sale resulting in gross proceeds of $ 5.0 million, gross realized gains of $ 5,000 and no gross realized losses. During 1999 there were no sales of corporate equity securities.

During 2000, there were no sales of corporate debt securities. During 2000 there were $ 2.5 million in sales of corporate equity securities classified as available for sale resulting in gross proceeds of $ 3.7 million, gross realized gains of $ 1.2 million and no gross realized losses.

During 1998, the Bank began to diversify its investments in mortgage-backed securities by purchasing investment grade rated, floating rate trust preferred securities of other financial institutions. In doing so, the Bank was relying on regulations which permit an investment of up to 35% of its assets in "commercial paper and corporate debt securities." In November of 1998, the Office of Thrift Supervision ("OTS") issued TB-73, which among other matters stated concerns over institutions' investment in trust preferred securities, citing increased interest rate risks as a result of the predominant fixed rate nature of such securities and that some of these securities could have their maturities extended at the issuer's option. As a result, the OTS adopted limitations on the investment of such securities to 15% of a regulated institution's equity, but adopted a method by which an institution could appeal the limitation. At December 31, 2000, the Bank's investment in trust preferred securities was 2.0% of its assets and 31.8% of its regulatory capital. The Bank appealed to the OTS to permit it to continue its investment at current levels. The OTS has approved the Bank maintaining its current investment in these securities but not to increase its investment.

5.    LOANS RECEIVABLE

Loans receivable at December 31, 1999 and 2000 consist of the following:

                                                                                   1999             2000
                                                                              =============================
                                                                                      (In Thousands)
One-to-four single family, residential real estate mortgages ............     $   925,384      $ 1,008,306
Commercial and multi-family real estate mortgages .......................         118,262          143,987
Real estate construction-primarily residential ..........................          63,589           86,901
Land loans-primarily residential ........................................           9,763           14,421
                                                                              -----------      -----------
Total first mortgage loans ..............................................       1,116,998        1,253,615
Consumer Loans ..........................................................          60,281           85,407
Commercial business loans ...............................................          94,157          152,524
                                                                              -----------      -----------
Total gross loans .......................................................       1,271,436        1,491,546
Less:
     Undisbursed portion of loans in process ............................         106,232          128,116
     Unearned discounts, premiums and deferred loan fees (costs), net ...          (2,826)          (2,707)
     Allowance for loan losses ..........................................           3,609            4,905
                                                                              -----------      -----------

Loans receivable-net ....................................................     $ 1,164,421      $ 1,361,232
                                                                              ===========      ===========

The amount of loans on which the Bank has ceased accruing interest or does not charge interest aggregated approximately $ 4,243,000 and $ 4,928,000, net of specific valuation allowances of $ 101,000 and $ 56,000, at December 31, 1999 and 2000, respectively. The amount of interest not accrued relating to non accrual loans was approximately $ 203,000, $ 123,000 and $ 144,000 at December 31, 1998, 1999 and 2000, respectively. The allowance for loan losses is maintained at a level that represents management's best estimate of losses in the loan portfolio at the balance sheet date that were both probable and reasonably estimable.

An analysis of the changes in the allowance for loan losses is as follows:

                                              1998          1999          2000
                                            ====================================
                                                       (In Thousands)

Balance at beginning of period .......      $ 3,294       $ 3,226       $ 3,609
Current provision ....................           77           463         1,328
Charge-offs ..........................         (162)         (107)         (142)
Recoveries ...........................           17            27           110
                                            -------       -------       -------

Ending balance .......................      $ 3,226       $ 3,609       $ 4,905
                                            =======       =======       =======

The Bank originates both adjustable and fixed rate mortgage loans. The Bank had no loans held for sale at December 31, 1999 or 2000.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. An analysis of the recorded investment in impaired loans owned by the Bank at December 31, 1998, 1999 and 2000 and the related allowance for those loans is as follows:

                                                              1998                 1999                  2000
                                                      ================================================================
                                                                              (In Thousands)

                                                       Loan       Related    Loan       Related    Loan       Related
                                                      Balance    Allowance  Balance    Allowance  Balance    Allowance
Impaired loan balances and related allowances:
Loans with related allowance for loan losses .....     $  324     $  162     $  569     $  101     $  207     $  151
Loans without related allowance for loan losses ..      3,685         --      3,726         --      4,844         --
                                                       ------     ------     ------     ------     ------     ------
                                                       $4,009     $  162     $4,295     $  101     $5,051     $  151
                                                       ======     ======     ======     ======     ======     ======

Average balance of impaired loans ................     $3,620                $4,152                $4,673
                                                       ======                ======                ======

No interest income was recorded on impaired loans during the impairment periods shown.

The Bank's policy on interest income on impaired loans is to reverse all accrued interest against interest income if a loan becomes more than 90 days delinquent and cease accruing interest thereafter. Any interest ultimately collected is credited to income in the period of recovery.

At December 31, 2000, the composition and maturity or repricing of the loan portfolio, net of the undisbursed portion of loans in process is presented below:

 .......................Fixed Rate...........................        .......................Adjustable Rate................
                                                  Book Value                                                    Book Value
Term of Maturity                              (In Thousands)        Term to Rate Adjustment                 (In Thousands)
1 year or less                                     $   9,990        1 year or less                               $ 440,657
1 year-3 years                                        25,646        1 year-3 years                                  65,026
3 years-5 years                                       44,539        3 years-5 years                                103,993
5 years-10 years                                      62,645        5 years-10 years                               165,253
10 years-20 years                                    188,683        10 years-20 years                                    -
Over 20 years                                        256,998        Over 20 years                                        -
                                                   ---------                                                     ---------

Total                                              $ 588,501        Total                                        $ 774,929
                                                   =========                                                     =========

Commercial Real Estate Lending - The Bank originates and purchases commercial real estate loans, which are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. Accordingly, Bank management establishes greater provisions for probable but not yet identified losses on these loans than on less risky residential mortgage loans. The composition of commercial real estate loans and its primary collateral are approximately as follows:

                                                         1999               2000
                                                     ===========================
                                                            (In Thousands)

Office buildings .........................           $ 15,477           $ 33,994
Retail buildings .........................              7,898              8,248
Warehouses ...............................              7,338             10,710
Multi family .............................             23,772             21,254
Hotels and motels ........................              2,077              1,437
Land .....................................             17,713             10,723
Other property improvements ..............             43,987             57,621
                                                     --------           --------

Total ....................................           $118,262           $143,987
                                                     ========           ========

Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), a federally chartered savings and loan association's aggregate commercial real estate loans may not exceed 400% of its capital as determined under the capital standards provisions of FIRREA. The Bank is federally chartered and subject to this limitation. FIRREA does not require divestiture of any loan that was lawful when it was originated. At December 31, 2000 the Bank estimates that, while complying with this limitation, it could originate an additional $ 337 million, of commercial real estate loans, though the Bank's current business plan indicates no intentions to do so.

Loans to One Borrower Limitation - The Bank may not make real estate loans to one borrower in excess of 15% of its unimpaired capital and surplus. This 15% limitation results in a dollar limitation of approximately $ 18.0 million at December 31, 2000. At December 31, 2000, the Bank was in compliance with the loans to one borrower limitation under currently existing regulations.

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid balances of these loans at December 31, 1998, 1999 and 2000 were $ 72.1 million, $ 74.1 million and $ 85.8 million, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing were $ 339,800, $ 395,600 and $ 270,300 at December 31, 1998, 1999 and 2000, respectively.

The Bank offers loans to its employees, including Directors and Senior Management at prevailing market interest rates. These loans are made in the ordinary course of business and on substantially the same terms and collateral requirements as those of comparable transactions prevailing at the time.

The loans to Directors, Executive Officers, and associates of such persons amounted to $ 3,064,000 and $ 2,362,000 at December 31, 1999 and 2000,
respectively, which did not exceed 5% of stockholders' equity.

Collateral for Advances from the Federal Home Loan Bank - The terms of a security agreement with the FHLB include a blanket floating lien that requires the Bank to maintain qualifying first mortgage loans as pledged collateral in an amount equal to the advances, when discounted at 75% of the unpaid principal balances (See Note 10).

6.    OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment at December 31, 1999 and 2000 are summarized as follows:

                                                          1999             2000
                                                         =======================
                                                              (In Thousands)

Land ...........................................         $ 9,624         $13,277
Buildings and improvements .....................          34,043          39,549
Furniture and equipment ........................          13,371          15,793
                                                         -------         -------
Total ..........................................          57,038          68,619
Less accumulated depreciation ..................          12,056          14,650
                                                         -------         -------
Office properties and equipment - net ..........         $44,982         $53,969
                                                         =======         =======

During the year ended December 31, 1999 the Bank sold its downtown West Palm Beach property with a carrying value of $ 1.6 million, for a sale price, net of selling cost, of $ 6.7 million resulting in a gain of $ 5.1 million.

7.    REAL ESTATE OWNED

Real estate owned at December 31, 1999 and 2000 consists of the following:

                                                           1999             2000
                                                           =====================
                                                              (In Thousands)

Real estate owned ............................             $775             $ 27
Valuation allowance ..........................               --               --
                                                           ----             ----
Real estate owned - net ......................             $775             $ 27
                                                           ====             ====

8.    ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at December 31, 1999 and 2000 consists of the following:

                                                         1999              2000
                                                       =========================
                                                              (In Thousands)

Loans ......................................           $ 5,444           $ 7,395
Investments ................................               804               988
Mortgage-backed securities .................             2,082             1,861
                                                       -------           -------
Accrued interest receivable ................           $ 8,330           $10,244
                                                       =======           =======

9.    DEPOSITS

The weighted-average interest rates on deposits at December 31, 1999 and 2000 were 4.30% and 4.77%, respectively. Deposit accounts, by type and range of rates at December 31, 1999 and 2000 consist of the following:

Account Type and Rate                                       1999          2000
                                                         =======================
                                                              (In Thousands)

Non-interest-bearing NOW accounts ....................   $   65,203   $  127,213
NOW, Super NOW and funds transfer accounts
     1999 and 2000, 0.87 % and 0.79 %, respectively ..      129,468      152,704
Passbook and statement accounts
     1999 and 2000, 3.27 % and 3.03 %, respectively ..      144,430      149,050
Variable-rate money market accounts
     1999 and 2000, 2.87 % and 5.43 %, respectively ..       93,867      161,940
                                                         ----------   ----------

Total non-certificate accounts .......................      432,968      590,907
                                                         ----------   ----------

Certificates:
     1.01% - 2.00% ...................................          663          486
     2.01% - 3.00% ...................................           --           --
     3.01% - 4.00% ...................................           --       22,637
     4.01% - 5.00% ...................................      199,817       18,164
     5.01% - 6.00% ...................................      573,903      175,796
     6.01% - 7.00% ...................................      114,007      688,678
     7.01% - 8.00% ...................................          152        1,150
                                                         ----------   ----------

Total certificates ...................................      888,542      906,911
                                                         ----------   ----------

Total ................................................   $1,321,510   $1,497,818
                                                         ==========   ==========

Individual deposits greater than $ 100,000 at December 31, 1999 and 2000 aggregated approximately $ 255.5 million and $ 407.1 million, respectively. Deposit balances up to $ 100,000 are FDIC insured.

Interest on deposit accounts, presented in the consolidated statements of operations, is net of interest forfeited by depositors on early withdrawal of certificate accounts of approximately $ 160,000, $ 133,000 and $ 162,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

Scheduled maturities of certificate accounts are as follows:

                                                   December 31,
                                   ---------------------------------------------
                                           1999                     2000
                                   --------------------     --------------------
                                    Amount     Percent       Amount      Percent
                                   =============================================
Maturity                                      (Dollars in Thousands)

Less than 1 year .............     $698,415      78.60%     $725,314      79.98%
1 year-2 years ...............      115,848      13.04       139,511      15.38
2 years-3 years ..............       52,333       5.89        33,640       3.71
3 years-4 years ..............       15,500       1.74         4,296        .47
4 years-5 years ..............        5,321        .60         3,495        .39
Thereafter ...................        1,125        .13           655        .07
                                   --------     ------      --------     ------
Total ........................     $888,542     100.00%     $906,911     100.00%
                                   ========     ======      ========     ======

Under FIRREA, any insured depository institution that does not meet its applicable minimum capital requirements may not accept brokered deposits after December 7, 1992. This prohibition includes renewals and rollovers of existing brokered deposits and deposit solicitations at higher than prevailing interest rates paid by institutions in the Bank's normal market area. Even though the Bank meets all of the applicable minimum capital requirements at December 31, 2000, the Bank had no brokered deposits.

Interest expense on deposits consists of the following during the years ended December 31, 1998, 1999 and 2000:

                                             1998           1999           2000
                                           =====================================
                                                      (In Thousands)

Passbook accounts .................        $ 4,195        $ 4,080        $ 4,371
NOW accounts ......................            714            542          1,002
Money market accounts .............          1,346          2,190          6,763
Certificate accounts ..............         38,873         44,766         51,754
                                           -------        -------        -------

Total .............................        $45,128        $51,578        $63,890
                                           =======        =======        =======

10.   ADVANCES FROM FEDERAL HOME LOAN BANK

The Bank had outstanding advances from the FHLB of $ 247,073,000 with interest rates ranging from 5.01% to 7.37%, $ 274,365,000 with interest rates ranging from 5.01% to 7.37% at December 31, 1999 and 2000 respectively. The advances at the dates specified are repayable as follows:

   Years Ending          At December 31,  At December 31,
   December 31,              1999              2000
=========================================================
                                  (In Thousands)

       2000                $  65,008        $      --
       2001                    3,368            2,383
       2002                  112,500           57,500
       2003                    5,111            3,635
       2004                   11,086           10,847
       2005                       --          150,000
    Thereafter                50,000           50,000
                           ---------        ---------

      Total                $ 247,073        $ 274,365
                           =========        =========

11.   GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY DEBENTURES

On January 21, 1998 the Company issued $ 28.75 million of mandatorily redeemable, Preferred Securities out of a grantor trust, Fidelity Capital Trust I, a Delaware statutory trust, which was created by the Company for this sole purpose. As its only asset, the trust owns $ 28.75 million of Guaranteed Preferred Beneficial Interests in the Company's Debentures due January 31, 2028, purchased with the proceeds of the preferred securities issuance. Interest from the Company's debentures is payable quarterly at a rate of 8.375%, annually. Interest expense is recorded as advances from Federal Home Loan Bank and other borrowings on the Consolidated Statement of Operations. The interest will be used to fund distributions on the preferred securities. As a result of the above, the Preferred Securities of the trust are considered fully and unconditionally guaranteed by the Company.

Distributions on the preferred securities are cumulative and are payable at the same rate as the Company's debentures described above. The Company's debentures are redeemable in whole at the Company's discretion, in the event the Company's mutual holding company parent converts to stock form beginning January 31, 2000 at 107% of principal amount and in any event the debentures are redeemable at 100% of principal amount in whole or in part, commencing January 31, 2003. The preferred securities are subject to mandatory redemption, in whole or in part as applicable, upon the repayment of the debentures. The proceeds from the securities, to the extent invested in common stock of the Bank, are considered to be Tier 1 capital for regulatory purposes. Of the net proceeds of $ 27.3 million from the sale of the preferred securities, the Company invested $ 25 million in common stock of the Bank. The preferred securities are traded on the Nasdaq National Market system under the symbol "FFFLP."

12.   INCOME TAXES

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

The components of the provisions for income taxes for the years ended December 31, 1998, 1999 and 2000 are as follows:

                                              1998          1999          2000
                                             ===================================
                                                        (In Thousands)

Current - federal .....................      $ 4,902       $ 5,103      $ 5,777
Current - state .......................          677           501          984
                                             -------       -------      -------
Total current .........................        5,579         5,604        6,761

Deferred - federal and state ..........         (737)           62       (1,698)
                                             -------       -------      -------
Total .................................      $ 4,842       $ 5,666      $ 5,063
                                             =======       =======      =======

The Company's provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes for the following reasons:

                                                                Years Ended December 31,
                                                    1998                1999                2000
                                             ----------------    ----------------    ----------------
                                              Amount        %     Amount        %     Amount        %
                                             ========================================================
                                                              (Dollars in Thousands)
Tax at federal tax rate ..................   $ 4,289    35.0%    $ 5,173    35.0%    $ 4,754    35.0%
State income taxes, net of federal
     income tax benefits .................       350     2.9         331     2.2         482     3.6
Benefit of graduated rates ...............       (92)   (0.8)        (87)   (0.6)        (73)   (0.5)
Employee stock ownership plan ............       184     1.5          74     0.5          87     0.6
Other ....................................       111     0.9         175     1.2        (187)   (1.4)
                                             -------    ----     -------    ----     -------    ----

Total provision and effective tax rate ...   $ 4,842    39.5%    $ 5,666    38.3%    $ 5,063    37.3%
                                             =======    ====     =======    ====     =======    ====

The tax effect of temporary differences which give rise to deferred tax assets and deferred tax liabilities are presented below:

                                                                  December 31,
                                                               -----------------
                                                                1999       2000
                                                               =================
                                                                 (In Thousands)
Deferred tax liabilities:
Depreciation .............................................     $1,007     $1,130
Loan fee income ..........................................      1,565      1,852
FHLB stock dividends .....................................        952        797
Deferred state taxes .....................................         84        144
                                                               ------     ------
Gross deferred tax liabilities ...........................      3,608      3,923
                                                               ------     ------

Deferred tax assets:
Excess of tax bad debt reserve over book reserve .........        184        983
Executive death benefit ..................................        430        178
Amortization .............................................        388        347
Retirement plan ..........................................      2,368      3,425
Deferred compensation ....................................      1,178      1,349
Unrealized depreciation in securities ....................      3,738      2,570
Other ....................................................        246        525
                                                               ------     ------
Gross deferred tax assets ................................      8,532      9,377
Less valuation allowances for deferred tax assets ........         --         --
                                                               ------     ------

Gross deferred tax assets ................................      8,532      9,377
                                                               ------     ------
Net deferred tax assets ..................................     $4,924     $5,454
                                                               ======     ======

During 1996, a law was enacted that repealed Section 593 of the Internal Revenue Code for taxable years beginning after December 31, 1995. Section 593 allowed thrift institutions, including the Bank, to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for Federal income tax purposes. The excess reserves (deduction based on the percentage-of-taxable income less the deduction based on the specific charge-off method) accumulated post-1987 are required to be recaptured ratably over a six year period beginning in 1996. The recapture has no effect on the Company's statement of operations as taxes were provided for in prior years in accordance with SFAS No. 109, "Accounting for Income Taxes." The timing of this recapture may be delayed for a one or two year period to the extent that the Bank originates more residential loans than the average originations in the past six years. The Bank met the origination requirement for 1996 and 1997 and, therefore, delayed the recapture until the six year period beginning in 1998. The recapture amount of $ 3.7 million will result in payments to the IRS totaling $ 1.4 million which has been previously accrued. As of December 31, 2000, the Company had a remaining recapture amount of $ 1.9 million, which will result in payments to the IRS totaling $ 732,000. The same legislation forgave the tax liability on pre-1987 accumulated bad debt reserves which would have penalized any thrift choosing to adopt a bank charter because the tax would have become due and payable. The unrecorded potential liability that was forgiven approximated $ 2.9 million.

13.   PENSION AND EMPLOYEE BENEFIT PLANS

Savings Plan - Effective January 1, 1988, the Board of Directors approved a 401(k) deferred savings plan for all Bank employees who are 21 years of age with one or more years of service. The 401(k) deferred savings plan allows qualified employees to save from 1% to 15% of their income. Presently, one-half of an employee's contribution is matched by the Bank, up to 3% of the employee's salary. The Bank's matching percentage will be determined annually by the Board of Directors after taking into consideration such factors as profit performance and ability to meet capital requirements. The Bank's contribution to the plan totaled $ 210,000, $ 291,000 and $ 409,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

Pension Plan - The Bank's employees hired prior to January 1, 2001 participate in the Bank's qualified defined benefit pension plan covering substantially all of these employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates during those years.

The Bank's policy is to fund the qualified retirement plan in an amount that falls between the minimum contribution required by the Employee Retirement Income Security Act and the maximum tax deductible contribution. Plan assets consist primarily of common stock, U.S. Government obligations and certificates of deposit. The Bank's employees hired after December 31, 2000 will be eligible to participate in a qualified defined contribution plan in addition to the Bank's Savings Plan 401(k). The Bank will provide these employees with an additional Pension Account within the 401(k) plan. To be eligible for participation, an employee must be 21 years of age. Fidelity Federal will contribute 3% of the employee's base salary to the Pension Account for each year that the employee works 1,000 hours. If the employee has completed at least seven years of service, the contribution percentage will increase to 4% annually and after 14 years of service the percentage will increase to 5% annually.

Components of the Bank's Pension Plan are as follows:

                                                             1999        2000
                                                           =====================
                                                              (In Thousands)
CHANGE IN BENEFIT OBLIGATIONS
     Benefit obligation, beginning of period ...........   $ 10,140    $ 11,660
     Service cost ......................................        795         978
     Interest cost .....................................        720         900
     Actuarial loss ....................................        564         310
     Benefit paid ......................................       (559)       (411)
                                                           --------    --------
     Benefit obligation, end of period .................   $ 11,660    $ 13,437
                                                           ========    ========

CHANGE IN PLAN ASSETS
     Fair value of plan assets, beginning of period ....   $  9,672    $ 11,144
     Actual return on plan assets ......................        590         529
     Employer's contribution ...........................      1,441       1,306
     Benefits paid .....................................       (559)       (411)
                                                           --------    --------
     Fair value of plan assets, end of period ..........   $ 11,144    $ 12,568
                                                           ========    ========

FUNDED STATUS
     Funded status .....................................   $   (516)   $   (869)
     Unrecognized net actuarial loss ...................      1,568       2,335
     Unrecognized prior service cost ...................       (154)       (124)
                                                           --------    --------
     Net amount recognized-prepaid pension cost ........   $    898    $  1,342
                                                           ========    ========

Components of net periodic benefit cost are as follows:

                                                For the Years Ended December 31,
                                                --------------------------------
                                                   1998       1999       2000
                                                ================================
                                                         (In Thousands)

Service cost ..................................   $ 552      $ 795      $ 979
Interest cost .................................     582        720        900
Return on assets ..............................    (978)      (590)      (529)
Amortization of prior service cost ............     (30)       (30)       (30)
Recognition of net actuarial loss/(gain) ......     345       (267)      (458)
                                                  -----      -----      -----

Net periodic benefit cost .....................   $ 471      $ 628      $ 862
                                                  =====      =====      =====

For the years ended December 31, 1998, 1999 and 2000, pension expense amounts were based upon actuarial computations.

The assumptions used in computing the present value of the projected benefit obligation and the net periodic pension expense are as follows:

                                                           1998    1999    2000
                                                           =====================

Discount rate in determining benefit obligation ........   6.75%   7.75%   7.50%

Rate of increase in future compensation levels for
    determining benefit obligations ....................   4.50%   5.50%   5.25%

Expected return on plan assets .........................   8.00%   9.00%   9.00%

The Bank funded $ 983,000, $ 1,441,000 and $ 1,306,000 as required for the 1998,
1999 and 2000 plan years.

Retirement Plans - During 1989, the Bank established non-qualified defined benefit plans for certain officers and directors. The director's plan became effective on January 1, 1991. For the years ended December 31, 1998, 1999 and 2000, the net periodic pension expense for the Supplemental Executive Retirement Plan for Officers totaled $ 1,090,000, $ 1,104,000 and $ 1,197,000, respectively. The projected benefit obligation as of December 31, 1999 and 2000, was estimated at $ 7,113,000 and $ 9,691,000, respectively. For 1998, 1999 and 2000, respectively, the discount rates used to measure the projected benefit obligation were 6.75%, 7.75% and 7.50%. The rate of increase in future compensation levels in 1998 was 4.50%, in 1999 was 5.50% and 2000 was 5.25%.

For the years ended December 31, 1998, 1999 and 2000, the net periodic pension expense for the Retirement Plan for the Directors totaled $ 171,000, $ 106,000 and $ 100,000, respectively. The projected benefit obligation for the Retirement Plan for Directors as of December 31, 1999 and 2000 was estimated at $ 1,525,000 and $ 1,232,000, respectively. For 1998, 1999 and 2000, the discount rates used to measure that projected benefit obligation were 6.75%, 7.75% and 7.50%, respectively. For the years ended December 31, 1998, 1999 and 2000, the rate of increase in future compensation levels for the Retirement Plan for Directors was 4.50%, 5.50% and 0.00%, respectively. The provisions of SFAS No. 87 require recognition in the statement of financial position of the additional minimum liability and related intangible asset for a retirement plan with accumulated benefits in excess of plan assets. At December 31, 1999 and 2000 the Bank had no additional liability or intangible asset.

Incentive Program - The Bank also has a Senior Management Performance Incentive Award Program ("SMPIAP") to provide the opportunity for those executives to be rewarded in future earnings growth. A designated percentage of income at December 31 of each year is used to determine the award fund contribution. This percentage will be determined annually by the Board of Directors after taking into consideration such factors as profit performance and ability to meet capital requirements. Awards amounting to $ 252,000, $ 310,000 and $ 577,000, were made during the years 1998, 1999 and 2000, respectively, for distribution in subsequent years. The assets of the SMPIAP are held in a Rabbi trust for the benefit of senior management. The SMPIAP participants may elect to invest their awards in either Company stock or other third party investment options. Pursuant to the provisions of Emerging Issues Task Force Issue No. 97-14 ("EITF 97-14") which became effective during 1998, the assets of the Rabbi trust are included in the accompanying financial statements and are accounted as follows: (1) Assets, other than Company stock, (primarily trading securities) are included in other assets at fair value ($ 1.1 million at December 31, 2000) with the corresponding obligation to the employees of a like amount included in other liabilities. Changes in the fair value of the assets and changes in the amount of the liability are included in earnings; and (2) Company stock (138,957 shares at December 31, 2000) is carried at cost ($ 1.4 million at December 31, 2000) and included in treasury stock with the corresponding obligation to the employees (which can only be settled through delivery of the shares) of a like amount included in additional paid-in capital. Prior to the adoption of EITF 97-14, the assets of the Rabbi trust and the corresponding obligations were carried at cost and included in other assets and other liabilities, respectively. The changes in accounting as a result of the adoption of EITF 97-14 had no effect on net income or earnings per share.

Employee Stock Ownership Plan - On January 7, 1994, in connection with the Bank's Plan of Reorganization into a Mutual Holding Company, the Bank adopted a tax qualified Employee Stock Ownership Plan ("ESOP") for all eligible employees. The ESOP purchased 193,200 shares of the Bank's stock at the date of the Reorganization. The funds used to purchase the shares were borrowed from a third party lender. Effective June 30, 1997, the loan was purchased and was held by Fidelity Bankshares, Inc. and therefore has been eliminated in consolidation at December 31, 1999. As of December 31, 2000 the loan had been paid in full. Benefits generally become 100% vested after five years of credited service. The Bank recognized $ 802,000, $ 495,000 and $ 526,000, by a charge against income in 1998, 1999 and 2000, respectively, under this plan.

14.   STOCK OPTION PLAN

The Bank has adopted stock option plans which granted options with an exercise price equal to the market value of the stock at the date of grant, to Directors and officers. The Directors may exercise their options at any time up to ten years, while officer's options are exercisable at a rate of twenty percent per year, not to exceed ten years. Under these plans the Bank reserved 303,600 shares of authorized but unissued common stock for future issuance. All options outstanding were exercisable at December 31, 1998, 1999 and 2000. The weighted average remaining contractual life of the outstanding options was 4.0 years at December 31, 1999 and 3.00 years at December 31, 2000. The following table shows a summary of transactions.

                                                     Options Price
                                           -------------------------------------
                                                         Average
                                            Number of   Exercise
                                             Options    Price Per     Aggregate
                                           Outstanding    Share         Price
                                           =====================================
Options Outstanding

Balance - December 31, 1997 ........         173,837      $9.09     $ 1,580,177
                                             -------      -----     -----------
     Granted .......................              --         --              --
     Exercised .....................         (21,414)      9.09        (194,653)
     Canceled ......................            (440)      9.09          (4,000)
                                             -------      -----     -----------

Balance - December 31, 1998 ........         151,983       9.09       1,381,524
                                             -------      -----     -----------
     Granted .......................              --         --              --
     Exercised .....................         (32,576)      9.09        (296,116)
     Canceled ......................              --         --              --
                                             -------      -----     -----------

Balance - December 31, 1999 ........         119,407       9.09       1,085,408
                                             -------      -----     -----------
     Granted .......................              --         --              --
     Exercised .....................         (16,621)      9.09        (151,085)
     Canceled ......................              --         --              --
                                             -------      -----     -----------
Balance - December 31, 2000 ........         102,786      $9.09     $   934,323
                                             =======      =====     ===========

15.   REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory and possible discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk-weighting and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Tangible capital of not less than 1.5% of adjusted total assets, Total capital to risk-weighted assets of not less than 8%, Tier I capital of not less than 3.0% of adjusted total assets, and Tier I capital to risk-weighted assets of 4.0% (as defined in the regulations). At December 31, 1999 and 2000, the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2000, the most recent notification from the OTS categorized the Bank as "Well Capitalized" under the framework for prompt corrective action. To be considered well capitalized under Prompt Corrective Action Provisions, the Bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's categorization.

As reported in the Company's 1998 Annual Report, in November of 1988 the OTS issued TB-73, which among other matters, stated concerns over institution's investment in trust preferred securities, citing increased interest rate risks due to the fixed rate nature of such securities and that some of these securities could have their maturities extended at the option of the issuer. The OTS adopted limitations on the investment of such securities to 15% of a regulated institution's equity, but adopted a method by which an institution could appeal the limitation. The Bank appealed to the OTS to permit it to continue its investment at current levels and noted in its appeal that its investments had floating rates and the issuer did not have the option to extend the maturities. The OTS has approved the Bank maintaining its current investment in these securities but not to increase its investment. These securities are shown on the Company's Consolidated Statements of Financial Position as corporate debt securities.

The Bank's actual capital amounts and ratios are presented in the following table:

                                                                                                  To be Considered
                                                                                Minimum for       Well Capitalized
                                                                             Capital Adequacy   for Prompt Corrective
                                                           Actual                 Purposes        Action Provisions
                                                      ---------------------------------------------------------------
                                                      Ratio      Amount       Ratio    Amount     Ratio     Amount
                                                      ---------------------------------------------------------------
                                                                        (Dollars in Thousands)
As of December 31, 1999 Stockholders' Equity
     and ratio to total assets .....................   6.5%    $   110,972
                                                      ====

Unrealized decrease in market value of assets
     available for sale (net of applicable income
     taxes) ........................................                 6,098
Goodwill ...........................................                (2,758)
Disallowed servicing assets ........................                   (52)
                                                               -----------
Tangible capital and ratio to adjusted total
     assets ........................................   6.6%    $   114,260    1.5%    $  25,867
                                                      ====     ===========    ===     =========
Tier I (core) capital and ratio to adjusted total
     assets ........................................   6.6%    $   114,260    3.0%    $  51,734    5.0%    $  86,224
                                                      ====     ===========    ===     =========   ====     =========
Tier I (core) capital and ratio to risk-weighted
     total assets ..................................  11.9%    $   114,260    4.0%    $  38,397    6.0%    $  57,595
                                                      ====                    ===     =========   ====     =========

Allowable Tier 2 capital:
General loan valuation allowances ..................                 2,797
                                                               -----------

Total risk-based capital and ratio to risk-
     weighted total assets .........................  12.2%    $   117,057    8.0%    $  76,794   10.0%    $  95,992
                                                      ====     ===========    ===     =========   ====     =========

Total assets .......................................           $ 1,717,452
                                                               ===========

Adjusted total assets ..............................           $ 1,724,478
                                                               ===========

Risk-weighted assets ...............................           $   959,923
                                                               ===========

As of December 31, 2000 Stockholders'
     Equity and ratio to total assets ..............   6.3%    $   120,322
                                                      ====

Unrealized decrease in market value of assets
     available for sale (net of applicable income
     taxes) ........................................                 4,019
Goodwill ...........................................                (2,504)
Disallowed servicing assets ........................                   (37)
                                                               -----------
Tangible capital and ratio to adjusted total
     assets ........................................   6.3%    $   121,800    1.5%    $  28,922
                                                      ====     ===========    ===     =========
Tier I (core) capital and ratio to adjusted total
     assets ........................................   6.3%    $   121,800    3.0%    $  57,844    5.0%    $  96,406
                                                      ====     ===========    ===     =========   ====     =========
Tier I (core) capital and ratio to risk-weighted
     total assets ..................................  10.6%    $   121,800    4.0%    $  45,773    6.0%    $  68,660
                                                      ====                    ===     =========   ====     =========

Allowable Tier 2 capital:
General loan valuation allowances ..................                 4,433
                                                               -----------
Total risk-based capital and ratio to risk-
     weighted total assets .........................  11.0%    $   126,233    8.0%    $  91,546   10.0%    $ 114,433
                                                      ====     ===========    ===     =========   ====     =========

Total assets .......................................           $ 1,923,633
                                                               ===========

Adjusted total assets ..............................           $ 1,928,129
                                                               ===========

Risk-weighted assets ...............................           $ 1,144,330
                                                               ===========

At periodic intervals, both the OTS and the FDIC routinely examine the Company's and the Bank's financial statements as part of their legally proscribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that the financial statements be adjusted in accordance with their findings.

During the year ended December 31, 2000, an OTS examination resulted in no significant adjustments to the consolidated financial statements.

16.   COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank makes commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The interest rates on both fixed and variable rate mortgage loans are generally based on the market rates in effect on the date the loan application is taken. Commitments generally have fixed expiration dates of no longer than 60 days and other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include single-family homes, marketable securities and income-producing residential and commercial properties. Credit losses may occur when one of the parties fails to perform in accordance with the terms of the contract. The Bank's exposure to credit risk is represented by the contractual amount of the commitments to extend credit. Allowances for incurred losses on commitments to extend credit are based on management's best estimate of probable losses that have been incurred as of the balance sheet date. If an allowance is deemed necessary, management would record such in other liabilities. At December 31, 1999 and 2000, the Bank provided no such allowances for losses on commitments to extend credit. At December 31, 2000, the Bank had commitments to extend credit for or purchase loans of $ 96.6 million ($ 11.6 million in fixed rate commitments with interest rates ranging from 6.5% to 14.5%, and the balance of commitments in either variable rate or for which rates had not yet been set). At December 31, 2000, the Bank also has a pre-approval program which commits dollar amounts to potential loan customers based on their credit history. This program, however, does not commit to locked in rates. No fees are received in connection with such commitments.

The Bank leases various property for original periods ranging from one to fifty-one years. Rent expense for the years ended December 31, 1998, 1999 and 2000, was approximately $ 658,000, $ 830,000 and $ 1,078,000, respectively. At
December 31, 2000, future minimum lease payments under these operating leases are as follows:

         Years Ending December 31,                           Amount
         ----------------------------------------------------------
                                                     (In Thousands)

                    2001                                   $   886
                    2002                                       833
                    2003                                       831
                    2004                                       672
                    2005                                       527
                 Thereafter                                  1,568
                                                           -------

                    Total                                  $ 5,317
                                                           =======

The Bank has entered into a three year employment agreement with its Chief Executive Officer. This agreement, among other matters, would provide for severance payments of up to three years salary in the event of termination for reasons other than cause. In addition, the Bank has entered into severance agreements with four of its executive officers. The severance agreements would provide for payments of up to three years salary for these executives, but only in the event of change of control of the Bank.

17.   SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

                                                                 For the Years Ended December 31,
                                                                 --------------------------------
                                                                   1998        1999       2000
                                                                 ================================
                                                                         (In Thousands)
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes .................................     $ 5,916     $ 3,508     $ 6,546
                                                                 =======     =======     =======
Cash paid for interest on deposits and other borrowings ....     $63,196     $72,686     $84,278
                                                                 =======     =======     =======

Supplemental Schedule of Noncash Investing and Financing
Activities:
Real estate acquired in settlement of loans ................     $ 1,542     $ 1,678     $   308
                                                                 =======     =======     =======

18.   EARNINGS PER SHARE

The weighted-average number of shares used to calculate basic and diluted earnings per share, including the adjustments for the Bank's ESOP and stock options for the years ended December 31, 1998, 1999 and 2000, are as follows:

                            For the Year Ended December 31, 1998    For the Year Ended December 31, 1999
                            -----------------------------------------------------------------------------
                               Income      Shares    Per-Share          Income     Shares    Per-Share
                                 (1)        (2)       Amount              (1)       (2)        Amount
                            =============================================================================
                                                                    (In Thousands, except per share data)
Net income ................. $7,412,000                               $9,114,000
Basic EPS:
Mortgage loans
Income available to
      common stockholders .. $7,412,000  6,644,096     $1.12          $9,114,000  6,435,357    $1.42
                                                       =====                                   =====
Effect of diluted shares:
      Common stock options .                91,881                                   56,451
                                         ---------                                ---------
Diluted EPS:
Income available to
      common stockholders .. $7,412,000  6,735,977     $1.10          $9,114,000  6,491,808    $1.40
                             ==========  =========     =====          ==========  =========    =====
                            For the Year Ended December 31, 2000
                            ------------------------------------
                                Income     Shares     Per-Share
                                  (1)       (2)        Amount
                            ====================================

Net income .................  $8,521,000
Basic EPS:
Mortgage loans
Income available to
      common stockholders ..  $8,521,000  6,481,950     $1.31
                                                        =====
Effect of diluted shares:
      Common stock options .                 46,848
                                          ---------
Diluted EPS:
Income available to
      common stockholders ..  $8,521,000  6,528,798     $1.31
                              ==========  =========     =====

(1)   Numerator
(2)   Denominator

Weighted average shares outstanding for the year ended December 31, 2000 were reduced for treasury shares held by the Bank's SMPIAP and increased for the corresponding liability for settlement to the Bank's employees. (See Note 13).

19.   OTHER COMPREHENSIVE INCOME

An analysis of the changes in Accumulated Other Comprehensive Income for the years ended December 31, 1998, 1999 and 2000 is as follows:

                                                      December 31,
                                         1998             1999           2000
                                        ----------------------------------------
                                                       Unrealized
                                                     Gains (Losses)
                                                     on Securities
                                        ========================================
                                                     (In Thousands)

Beginning Balance ..............        $ 1,405         $  (318)        $(6,098)
Current-period change ..........         (1,723)         (5,780)          2,079
                                        -------         -------         -------
Ending balance .................        $  (318)        $(6,098)        $(4,019)
                                        =======         =======         =======

An analysis of the related tax effects allocated to Other Comprehensive Income is as follows:

                                                  December 31, 1998                      December 31, 1999
                                         -------------------------------------  ------------------------------------
                                                        Tax                                     Tax
                                         Before-tax   (Expense)    Net-of-Tax   Before-tax   (Expense)    Net-of-Tax
                                           Amount      Benefit       Amount       Amount      Benefit       Amount
                                         ===========================================================================
                                                                                          (In Thousands)
Unrealized gain (loss) on assets
available for sale:
 Unrealized holding gains (losses)
     arising during period ..........     $(1,539)     $   629      $  (910)     $(9,176)     $ 3,487      $(5,689)
 Reclassification adjustment for
     gains realized in net income ...       1,355         (542)         813          147          (56)          91
                                          -------      -------      -------      -------      -------      -------
Other comprehensive income ..........     $(2,894)     $ 1,171      $(1,723)     $(9,323)     $ 3,543      $(5,780)
                                          =======      =======      =======      =======      =======      =======
                                                 December 31, 2000
                                         ------------------------------------
                                                         Tax
                                         Before-tax   (Expense)    Net-of-Tax
                                            Amount     Benefit       Amount
                                         ====================================

Unrealized gain (loss) on assets
available for sale:
 Unrealized holding gains (losses)
     arising during period ..........      $ 3,452     $(1,248)     $ 2,204
 Reclassification adjustment for
     gains realized in net income ...          205         (80)         125
                                           -------     -------      -------
Other comprehensive income ..........      $ 3,247     $(1,168)     $ 2,079
                                           =======     =======      =======

20.   DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments - The fair value of the Company's financial instruments at December 31, 1999 and 2000 is as follows:

                                                                December 31, 1999              December 31, 2000
                                                            -------------------------------------------------------
                                                             Carrying        Fair          Carrying         Fair
                                                              Amount         Value          Amount          Value
                                                            =======================================================
                                                                                (In Thousands)
Assets:
  Cash and amounts due from depository institutions ...     $   41,736     $   41,736     $   43,986     $   43,986
  Interest-bearing deposits ...........................         19,065         19,065         56,323         56,323
  Assets available for sale ...........................        404,230        404,230        356,345        356,345
  Loans receivable (net) ..............................      1,164,421      1,128,620      1,361,232      1,377,294
Liabilities:
  Deposits ............................................      1,321,510      1,315,118      1,497,818      1,500,115
  Other borrowed funds ................................         14,656         14,647          6,890          6,890
  Advances from the Federal Home Loan Bank ............        247,073        243,315        274,365        287,058
  Guaranteed Preferred Beneficial Interests
     in Company's Debentures ..........................         28,750         26,995         28,750         26,632

The following methods and assumptions were used to estimate fair value of each major class of financial instrument at December 31, 1999 and 2000.

Cash and Amounts due from Depository Institutions and Interest-Bearing
Deposits - The carrying amount of these assets is a reasonable estimate of their fair value.

Assets Available for Sale - The fair value of these securities are based on quoted market prices.

Loans Receivable - The fair value of fixed and variable rate loans is estimated by discounting the future cash flows of the loans using the current rates at which similar loans would be made to borrowers with similar credit rating for the same remaining maturities.

Deposits - The fair value of demand deposits, savings accounts and money market accounts are equal to the amount payable on demand at the reporting date. The fair values of fixed maturity certificate accounts are estimated by discounting the future cash flows of the certificates using the current rates for advances from the Federal Home Loan Bank with similar maturities.

Other Borrowed Funds - Fair value is estimated using rates currently offered for advances from the Federal Home Loan Bank with similar maturities.

Advances from the Federal Home Loan Bank - The fair value of these advances is estimated by discounting the future cash flows of these advances using the current rates at which similar term advances could be obtained.

Guaranteed Preferred Beneficial Interests in Company's Debentures - The fair value is estimated by discounting the future cash flows of these debentures using the yield for 30 year Treasury Bond plus 250 basis points.

Commitments to Extend Credit and Standby Letters of Credit - The fair value of these commitments is insignificant.

Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts which the Bank could realize in a current transaction.

21.   CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed statements of financial position as of December 31, 1999, and 2000 and the condensed statement of operations and statement of cash flows for the periods then ended should be read in conjunction with the consolidated financial statements and related notes. Since the organization of the parent company was accounted for in a manner similar to a pooling of interests, these statements have been presented as if the parent company was in existence for all periods covered by the consolidated financial statements.

                                                               December 31,
                                                         -----------------------
                                                           1999           2000
                                                         =======================
                                                              (In Thousands)
STATEMENT OF FINANCIAL CONDITION
   Assets:
      Cash and cash equivalents ..................       $    141       $    806
      ESOP loan receivable .......................            276             --
      Investment in and advances to Bank .........        110,972        120,322
      Other assets ...............................          1,884          2,671
                                                          -------       --------
   Total assets ..................................        $113,27       $123,799
                                                          =======       ========

   Liabilities ...................................       $ 29,969       $ 32,148
   Stockholders' equity ..........................         83,304         91,651
                                                          -------       --------
   Total liabilities and stockholders' equity ....        $113,27       $123,799
                                                          =======       ========

                                                                             Years Ended December 31,
                                                                      -------------------------------------
                                                                        1998           1999          2000
                                                                      =====================================
                                                                                  (In Thousands)
STATEMENT OF OPERATIONS
   Income:
      Income ....................................................     $    173      $     85      $     43
      Expenses ..................................................        2,753         2,896         2,893
                                                                      --------      --------      --------
      Loss before income taxes and equity in earnings of Bank ...       (2,580)       (2,811)       (2,850)
      Income tax benefit ........................................          983         1,068         1,100
                                                                      --------      --------      --------
      Loss before equity in earnings of Bank ....................       (1,597)       (1,743)       (1,750)
      Equity in earnings of Bank ................................        9,009        10,857        10,271
                                                                      --------      --------      --------
      Net income ................................................     $  7,412      $  9,114      $  8,521
                                                                      ========      ========      ========

STATEMENT OF CASH FLOWS
   Cash flow from (for) operating activities:
   Net income ...................................................     $  7,412      $  9,114      $  8,521
   Adjustments to reconcile net income to
      net cash used for operating activities
         Equity in earnings of Bank .............................       (9,009)      (10,857)      (10,271)
   Other ........................................................        1,024           301         1,294
                                                                      --------      --------      --------
   Net cash used for operating activities .......................         (573)       (1,442)         (456)
                                                                      --------      --------      --------

   Cash flow from (for) investing activities:
   Dividends received from Bank .................................       11,600           350         3,000
   Principal payments on ESOP loan ..............................          319           233           276
   Investment in subsidiary .....................................      (25,000)           --            --
   Other ........................................................        1,077           283           620
                                                                      --------      --------      --------
   Net cash provided by (used for) investing activities .........      (12,004)          866         3,896
                                                                      --------      --------      --------

   Cash flow from (for) financing activities:
   Proceeds from the sale of stock ..............................           79           274           152
   Purchase of treasury stock ...................................       (5,752)       (1,906)           --
   Sale of Guaranteed Preferred Beneficial
      Interests in Company's Debentures (net) ...................       27,277            --            --
   Cash dividends paid ..........................................       (3,316)       (3,773)       (2,927)
                                                                      --------      --------      --------
   Net cash provided by (used for) financing activities .........       18,288        (5,405)       (2,775)
                                                                      --------      --------      --------

   Net increase (decrease) in cash and cash equivalents .........        5,711        (5,981)          665
   Cash and cash equivalents, Beginning of year .................          411         6,122           141
                                                                      --------      --------      --------
   Cash and cash equivalents, End of year .......................     $  6,122      $    141      $    806
                                                                      ========      ========      ========

22.   QUARTERLY FINANCIAL DATA (UNAUDITED)

                                        First      Second       Third      Fourth
                                       Quarter     Quarter     Quarter     Quarter
                                       ===========================================
                                                     (In Thousands)
Year ended December 31, 1999:
     Interest income .............     $26,054     $26,970     $28,622     $29,279
     Interest expense ............      17,426      17,597      18,515      18,717
                                       -------     -------     -------     -------
         Net interest income .....       8,628       9,373      10,107      10,562
                                       -------     -------     -------     -------

     Provision for loan losses ...          34          73         161         195
     Non-interest income .........       1,811       1,900       1,912       7,304
     Non-interest expenses .......       8,418       8,706       9,199      10,031
     Income taxes ................         770         957       1,019       2,920
                                       -------     -------     -------     -------
         Net Income ..............     $ 1,217     $ 1,537     $ 1,640     $ 4,720
                                       =======     =======     =======     =======
     Earnings per share
         Basic ...................     $  0.19     $  0.24     $  0.25     $  0.73
                                       =======     =======     =======     =======
         Diluted .................     $  0.19     $  0.24     $  0.25     $  0.73
                                       =======     =======     =======     =======
                                        First      Second       Third      Fourth
                                       Quarter     Quarter     Quarter     Quarter
                                       ===========================================
                                                     (In Thousands)
Year ended December 31, 2000:
     Interest income .............     $30,476     $32,601     $34,446     $35,057
     Interest expense ............      19,089      20,768      22,639      23,175
                                       -------     -------     -------     -------
         Net interest income .....      11,387      11,833      11,807      11,882
                                       -------     -------     -------     -------

     Provision for loan losses ...         201         364         363         400
     Non-interest income .........       4,312       2,346       2,983       3,274
     Non-interest expenses .......      10,681      10,943      11,464      11,825
     Income taxes ................       1,842       1,139       1,116         965
                                       -------     -------     -------     -------
         Net Income ..............     $ 2,975     $ 1,733     $ 1,847     $ 1,966
                                       =======     =======     =======     =======
     Earnings per share
         Basic ...................     $  0.46     $  0.27     $  0.28     $  0.30
                                       =======     =======     =======     =======
         Diluted .................     $  0.46     $  0.27     $  0.28     $  0.30
                                       =======     =======     =======     =======

23.   SUBSEQUENT EVENTS

In February, 2001, Fidelity Federal Bank & Trust entered into contracts with service providers to substantially upgrade the Bank's data processing services. As a result, the Bank plans to expand and enhance its depository and lending product offerings for individuals and businesses, including the establishment of a full service internet delivery channel. In this regard, the Bank expects to incur $ 2.4 million in costs during the year 2001. Of this amount, the Bank will incur a one-time charge in the first quarter of 2001 of approximately $ 1.1 million. The remaining $ 1.3 million, consisting principally of hardware and software, will be incurred throughout 2001 and will be capitalized and expensed over the estimated useful lives of the related assets, in conformity with generally accepted accounting principles.